Exhibit 99.2

John D. Carlson
Box 13, Site , RR1
Priddis, Alberta
T0L 1W0

Triangle Petroleum Corporation

Dear Board Members,

Please accept this letter as my formal resignation from the position of Director of Triangle Petroleum Corporation effective August 2, 2007.

I have enjoyed working with Triangle from its inception and I wish the Board and the management of the Company continued success in its future endeavors.

Sincerely,

/s/ JOHN D. CARLSON
John D. Carlson